Exhibit 99.1

FOR IMMEDIATE RELEASE

October 5, 2015

CenterState Banks, Inc. to Acquire Community Bank of South Florida, Inc.

DAVENPORT, FL. – October 5, 2015 - CenterState Banks, Inc. (“CSFL” or the “Company”) (Nasdaq: CSFL) announced today that it has entered into an Agreement and Plan of Merger with Community Bank of South Florida, Inc. whereby CSFL will acquire Community Bank of South Florida, Inc., the parent company of Community Bank of Florida, Inc. (collectively, “Community Bank”).  Upon completion of the merger, Community Bank of Florida, Inc. will be merged with and into CSFL’s subsidiary bank, CenterState Bank of Florida, N.A. (“CenterState”).

Community Bank, which is headquartered in Homestead, Florida, currently operates 11 banking locations in the Miami-Fort Lauderdale-West Palm Beach, Key West and Lakeland-Winter Haven MSAs.  As of June 30, 2015, Community Bank of South Florida reported assets of $495 million, gross loans of $339 million and deposits of $447 million. "Community Bank is a complementary fit into our company as we have a significant presence in the Lakeland and Winter Haven markets", said Ernie Pinner, Executive Chairman of CenterState Banks, Inc.  “Community Bank also provides a natural extension of our acquisitions of First Southern Bank and Gulfstream Business Bank, expanding further down the southeastern Florida coast.”

Upon completion of the acquisition, the combined company will have approximately $4.4 billion in assets, $2.9 billion in loans and $3.6 billion in deposits.  This transaction represents a strategic and financially attractive combination of both companies’ shareholders with minimal tangible book value dilution and significant earnings per share accretion.  This transaction will solidify CenterState’s position as one of the largest Florida-based community banks.

“Over the past 40 years, Community Bank has built a strong core deposit franchise and established a number one market share in south Miami-Dade county,” said John Corbett, President & CEO of CenterState Banks, Inc.  "We are excited to welcome Community Bank’s customers and employees to CenterState. “

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close in the first quarter of 2016 and is subject to customary conditions, including both regulatory approvals and shareholder approval by Community Bank shareholders. Subject to the terms of the merger agreement, Community Bank shareholders will receive either 0.9148 shares of CSFL’s common stock or $13.31 in cash for each share of Community Bank’s common stock, subject to the total consideration being 50% stock / 50% cash, which equates to an aggregate deal value of approximately $66.6 million, based on CSFL’s closing stock price of $14.69 on October 2, 2015.

“We are pleased to have this opportunity to join with CenterState. The combination provides strong value for our shareholders, including the opportunity to benefit as CSFL shareholders going forward,” said Robert Epling, President & CEO of Community Bank.  “The combination also provides valuable additional products and services for our customers, a state-wide branch network, and new opportunities for our employees.”

Keefe, Bruyette & Woods, Inc. served as financial advisor to CenterState Banks, Inc. and Smith

Mackinnon, PA provided legal counsel to CenterState Banks, Inc.  SunTrust Robinson Humphrey served as financial advisor to Community Bank of South Florida, Inc., and Hunton & Williams LLP served as legal counsel.

Conference Call Information

CenterState Banks, Inc. will host a conference call on October 6, 2015 at 10:00 a.m. EST. The conference call can be accessed by dialing 1-866-393-0571. The conference passcode is 51016080.  There will also be a live audio webcast of this call available by visiting the link at the CenterState Banks, Inc. website at www.centerstatebanks.com. A copy of the presentation included with the original 8K filing can be viewed under the headings “News & Market Data > Presentations” at the same website. A replay of the call will be available no later than after the close of business on October 6, 2015 on the Investor Relations page of the CenterState Banks, Inc. website, www.centerstatebanks.com.

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company whose single subsidiary bank operates 57 full service branch banking locations in 20 counties throughout Florida.  Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.  The Company, through its Correspondent Banking Division, also provides correspondent banking services to approximately 600 community banks through the United States.  For additional information contact:

Ernest S. Pinner	John C. Corbett	James J. Antal	Stephen D. Young
Executive Chairman	President & CEO	Chief Financial Officer	Treasurer & Bank COO
(863) 419-7732	(863) 293-4710	(863) 419-7775	(863) 294-8100

Additional Information

This communication is being made in respect of the proposed merger transaction involving CenterState Banks, Inc. (“CSFL”) and Community Bank of South Florida, Inc. (“Community Bank”).  In connection with the proposed merger, CSFL will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Community Bank and a prospectus of CSFL.  CSFL also plans to file other documents with the SEC regarding the proposed merger transaction.  Community Bank will mail the definitive proxy statement / prospectus to Community Bank’s shareholders.  Before making any voting or investment decision, investors are urged to read the registration statement and the proxy statement / prospectus regarding the proposed transaction, and any amendments or supplements thereto, and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction.  The proxy statement / prospectus, as well as other filings containing information about CenterState Banks, Inc. will be available without charge at the SEC's Internet site (http://www.sec.gov).  The proxy statement / prospectus (when available) and the other filings may also be obtained free of charge at CSFL’s website at www.centerstatebanks.com under the tab “Investor Relations,” and then under the heading “SEC Filings”.

CSFL and Community Bank and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Community Bank’s shareholders in connection with the proposed merger. Information about the directors and executive officers of CSFL and their ownership of CSFL common stock is set forth in the proxy statement for CSFL’s 2015 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 5, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement / prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements

Some of the statements in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology.  Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving CSFL and Community Bank, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report. In addition to factors previously disclosed in CSFL’s SEC reports, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Community Bank shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the CSFL and Community Bank businesses or fully realizing cost savings and other benefits; and the reaction to the transaction of the companies’ customers, employees and counterparties. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.  Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or any of its subsidiaries to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  You should not expect us to update any forward-looking statements.  All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014, and otherwise in our SEC reports and filings.

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